Exhibit 2.2

PURCHASE AND REPAYMENT AGREEMENT

PURCHASE AND REPAYMENT AGREEMENT, dated as of October 20, 2006 (this “Agreement”), by and among Wireless Holdings, Inc., a Florida corporation (the “Purchaser”), and Joseph Hess, having an address at 301 North Ocean Blvd., Pompano Beach, FL 33062 (the “Seller”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement of Merger and Plan of Reorganization dated as of October 17, 2006 (the “Merger Agreement”) among the Purchaser, Wireless Acquisition Holdings Corp., and H2Diesel, Inc.

This Agreement sets forth the terms and conditions upon which the Seller is conveying to the Purchaser and the Purchaser is redeeming from the Seller an aggregate of 29,075,000 shares of common stock, par value $.001 per share, of the Purchaser (the “Shares”) and Purchaser is repaying all indebtedness owed by the Purchaser to the Seller (the “Debt”).

In consideration of the mutual agreements contained herein, the parties agree as follows:

1.  Purchase and Sale of Shares; Repayment of Debt.   Subject to the terms and conditions of this Agreement, and in reliance on the respective representations, warranties and covenants contained herein, at and immediately following the Closing (as defined in Section 2 hereof):

(a)  the Seller will sell, assign, transfer and convey to the Purchaser free and clear of all Liens (as hereinafter defined) and the Purchaser will purchase and redeem from the Seller, all of the Shares for a purchase price equal to (i) $300,000 minus the outstanding balance of the Debt as of the date of the Closing (the “Cash Purchase Price”) and (ii) the Purchaser’s agreement to sell its direct wholly-owned subsidiary, Action Wireless, Inc., a Florida corporation to the Seller pursuant to an Acquisition Agreement to be entered into in accordance with the terms of the Merger Agreement; and

(b)  the Purchaser shall repay the Debt (such amount being referred to as the “Debt Payment”), it being understood that the aggregate amounts to be paid pursuant to clause (a)(i) above and this clause (b) shall not exceed $300,000.

2.  Deliveries at the Closing.  (a) At the closing of the sale and redemption of the Shares contemplated by Section 1 hereof (the “Closing”), to occur substantially simultaneously with the closing under the Merger Agreement (such closing, the “Merger Closing”), (i) the Seller (or Escrow Agent, as hereinafter defined) shall deliver to the Purchaser (A) the stock certificates representing the Shares, duly endorsed in blank or accompanied by assignments separate from certificate duly endorsed in blank, (B) any other documents that are necessary to transfer to the Purchaser good, valid and marketable title to the Shares, and (C) originals of all promissory notes and instruments (the “Debt Instruments”), each marked cancelled, evidencing all of the Debt and (ii) the Purchaser shall deliver to the Seller (or Escrow Agent) the Cash Purchase Price for Shares (minus $50,000 which has already been delivered to the Seller) and the Debt Payment, each by wire transfer of immediately available funds to a bank account or accounts previously designated to the Purchaser by the Seller (or Escrow Agent). The Closing shall be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, substantially simultaneously with the Merger Closing. The Purchaser will furnish advance notice to the Seller (or Escrow Agent) of the time and date of the Closing.

(b) If the Closing has not occurred within 60 days after the date this Agreement is signed by both parties (the “Escrow Period”), either party may terminate this Agreement upon written notice to the other party. Neither party shall incur any obligation to the other party as a result of such termination, unless such failure to close is the result of a breach by a party of its obligations hereunder, in which case the other party shall be entitled to pursue remedies at law or in equity.

3.  Escrow of Shares and Debt Instruments.   Concurrently with the execution of this Agreement, Seller shall deliver to Greenberg Traurig, P.A., as escrow agent (the “Escrow Agent”), stock certificates representing the Shares and the Debt Instruments, duly endorsed in blank or accompanied by assignments separate therefrom duly endorsed in blank, to be held in escrow pending the Closing or the termination of this Agreement, whichever occurs first. Seller hereby irrevocably appoints and instructs the Escrow Agent as its attorney-in-fact to deliver the Shares and the Debt Instruments to the Purchaser at the Closing against payment therefor or to return the Shares and Debt Instruments to the Seller upon the termination of this Agreement, as the case may be.

4.  Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser both on the date hereof and on the date of the Closing as follows:

(a)  The Seller has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b)  The Seller is a natural person, residing at the address indicated in the first paragraph of this Agreement;

(c)  The Seller is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Shares, has good and marketable title to all of the Shares, and there exists no liens, claims, options, proxies, voting agreements, charges, security interests, or encumbrances of whatever nature (“Liens”) affecting such Shares;

(d)  Upon transfer to the Purchaser by the Seller of all or any of its Shares, the Purchaser will have good and marketable title to the Shares so transferred free and clear of all Liens;

(e)  The Seller does not have any outstanding option, warrant or other right to acquire, directly or indirectly, any securities of the Purchaser which are or may by their terms become entitled to vote or any securities which are convertible or exchangeable into or exercisable for any securities of the Purchaser which are or may by their terms become entitled to vote, and such Seller is not subject to any offer, contract, arrangement, understanding or relationship (whether or not legally enforceable) which allows or obligates the Seller to vote, dispose of or acquire any securities of the Purchaser;

(f)  The execution of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which the Seller is bound or any judgment, decree or order applicable to the Seller;

(g)  Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder will violate any provision of law applicable to the Seller or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to the Seller other than notices or filings pursuant to the federal securities laws; and

(h)  Upon the payment of the Debt Payment, the Purchaser will not have any obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) to the Seller or any other Person other than those arising under the Merger Agreement.

5.  Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller both on the date hereof and on the date of the Closing as follows:

(a)  The Purchaser is duly organized and validly existing and in good standing under the laws of the State of Florida, has the requisite corporate power and authority to execute, deliver and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(b)  The execution of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound or any judgment, decree or order applicable to the Purchaser; and

(c)  Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder will violate any provision of law applicable to the Purchaser or require any consent or approval of, or filing with or notice to any public body or authority under, any provision of law applicable to the Purchaser other than notice or filings pursuant to the federal securities laws.

6.  Releases. Effective upon Closing, the Seller, for himself and his affiliates and successors and assigns, hereby releases and discharges the Purchaser and its directors and officers, affiliates, representatives, attorneys, agents, successors and assigns from all suits, claims, charges, liabilities and causes of action, whatsoever, whether known or unknown, in law or equity or otherwise, which the Seller or his affiliates, successors and assigns have or may have against any or all of them arising out of, relating to, or in connection with any occurrences or events whatsoever occurring up to the Closing, but excluding obligations under this Agreement.

7.  Specific Performance. Each of the Purchaser and the Seller acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and would not be made whole by monetary damages. It is accordingly agreed that the Purchaser and the Seller, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having personal and/or subject matter jurisdiction.

8.  Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses and all sales, transfer or other similar taxes payable in connection with this Agreement (including, but not limited to, any transfer taxes payable in connection with the sale of the Shares), will be borne by the party incurring such taxes.

9.  Brokerage. Each of the Purchaser and the Seller represents and warrants to the other that the negotiations relevant to this Agreement have been carried on by each of the Purchaser, on the one hand, and the Seller, on the other hand, directly with the other, and that there are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement.

10.  Indemnity

(a)  In addition to his other obligations hereunder, the Seller agrees to indemnify and hold harmless the Purchaser from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of, based upon or related to (A) any breach by the Seller in the performance of his obligations under this Agreement and (B) any breach of a representation contained herein.

(b)  The Purchaser agrees to indemnify and hold harmless the Seller from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees, which shall be paid by the Purchaser on a monthly basis) arising out of, based upon or related to (i) any breach by the Purchaser in the performance of its obligations under this Agreement, and (ii) any breach of a representation contained herein.

(c)  Neither the Seller nor the Purchaser shall be entitled to indemnity under this Section with respect to any claim, action or proceeding asserted by any party not signatory hereto, which it settles, terminates or compromises without the prior consent of the indemnifying party which consent shall not be unreasonably withheld or delayed.

(d)  In any such claim, action or proceeding, the Seller and the Purchaser shall, to the extent reasonably requested by the Seller or the Purchaser, respectfully, cooperate in the defense thereof, including without limitation, by providing non-privileged documents and making available to the Seller or the Purchaser, respectfully, personnel of the Seller or the Purchaser, respectfully, for interviews, depositions and proceedings.

11.  Certain Agreements by the Seller During the Escrow Period.  The Seller agrees that, during the Escrow Period, neither he nor any of his affiliates will in any manner seek to change the current composition of the Board of Directors of the Purchaser. The Seller also agrees, during the Escrow Period, to vote or cause to be voted all of its Shares at any meeting of the shareholders of the Purchaser in favor of this Agreement and the transactions contemplated hereby and by the Merger Agreement.

12.  Duties and Fees of the Escrow Agent. Unless otherwise herein expressly provided, the Escrow Agent shall:

(a)  not be held liable for any action it takes or omits to take under this Agreement, so long as it shall have acted in good faith and without negligence;

(b)  have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any checks or other documents or instruments submitted to it in connection with its duties hereunder;

(c)  be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d)  be entitled to refrain from taking any action contemplated by this Agreement if it becomes aware of any disagreement between the parties hereto as to any material facts, or as to the happening of any contemplated event, prior to such action;

(e)  be, and hereby is, indemnified and saved harmless, by the Seller and the Purchaser, jointly and severally, from all losses, costs and expenses which may be incurred by it as a result of its involvement in any litigation arising from performance of its duties hereunder, provided that such litigation shall not result from any action taken or omitted by the Escrow Agent and for which it shall have been adjudged grossly negligent or to have acted or failed to act other than in good faith; and such indemnification shall survive termination of this Agreement until extinguished by any applicable statute of limitations;

(f)  in the event any dispute shall arise between the parties with respect to the disposition or disbursement of any portion of the Shares held hereunder, be permitted to interplead the Shares held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded amount;

(g)  have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties, and the Escrow Agent shall be required to act only pursuant to the terms and provisions of this Agreement and shall not be deemed to be a trustee or fiduciary. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement;

(h)  be responsible for the preparation and/or filing of any tax return with respect to any income earned on the Shares; and

(i)  be entitled to receive from the Purchaser compensation for its services hereunder and for reimbursement of its out-of-pocket expenses, provided, however, that such compensation and reimbursement shall not be paid from the Shares.

The bankruptcy or insolvency of the Seller shall not affect or prevent performance by the Escrow Agent of its obligations and instructions hereunder.

13.  Resignation or Removal of Escrow Agent. The Escrow Agent may resign as such following the giving of at least 15 days’ prior written notice to the Seller and the Purchaser. In such event, the duties of the Escrow Agent shall terminate 15 days after the date of such notice (or as of such earlier date as may be mutually agreed); and the Escrow Agent shall then deliver the Shares then in its possession to a successor escrow agent as shall be appointed by the parties hereto. If the parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of 15 days following the date of the notice of resignation or removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor escrow agent of the receipt of the then-remaining balance of the Shares, the then-acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement, except as provided to the contrary herein.

14.  Miscellaneous.

(a)  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

(b)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective directors, officers, heirs, legal representatives, attorneys, successors and assigns, including any person who may succeed to the assets or business of the Purchaser by way of a consolidation, merger, sale of substantially all of the Purchaser’s assets or purchase of substantially all of the Purchaser’s stock.

(c)  All representations, warranties and covenants shall survive the Closing.

(d)  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to the conflict of laws principles thereof that would cause the laws of another jurisdiction to apply. The Purchaser and the Seller consent to the exclusive jurisdiction and venue of the Courts of the State of Florida and the United States District Court of the Southern District of Florida in connection with any claim or controversy arising out of or relating to this Agreement.

(e)  All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made when transmitted by hand delivery, commercial overnight delivery service, telegram, telex, telecopier or facsimile transmission, when confirmed, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i)  if to the Seller, addressed to:

Mr. Joseph Hess
301 North Ocean Blvd.
Pompano Beach, FL 33062

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Gregg E. Jaclin, Esq.

(ii)  if to the Purchaser, addressed to:

Wireless Holdings, Inc.
301 North Ocean Blvd.
Pompano Beach, FL 33062
Attention: Joseph Hess, President

with a copy to:

H2Diesel, Inc.
20283 State Road 7, Suite 40
Boca Raton, FL 33498
Attention: Lee S. Rosen, President

with an additional copy to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Ira N. Rosner, Esq.

(iii)  if to the Escrow Agent, addressed to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Ira N. Rosner, Esq.

(f)  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement. This Agreement may be executed in counterparts.

[Remainder of the page intentionally left blank]

(g)  Time is of the essence with respect to the obligations of the parties under this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement on the date first above written.

PURCHASER:

WIRELESS HOLDINGS, INC.

By: /s/ Joseph P. Hess
Name: Joseph P. Hess
Title: President

SELLER:

/s/Joseph Hess
Joseph Hess

ESCROW AGENT:

Accepted and agreed to by the Escrow Agent
(solely with respect to Sections 3, 12, 13 and 14 hereof):

GREENBERG TRAURIG, P.A.

By: /s/ Ira N. Rosner
Name: Ira N. Rosner
Title: Shareholder